                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                         WESLEY JESSEN VISIONCARE, INC.
                                       AT
                          $34.00 NET PER SHARE IN CASH
                                       BY
                             DYLAN ACQUISITION INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                           BAUSCH & LOMB INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
             FRIDAY, APRIL 28, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                   April 3, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Dylan Acquisition Inc., a New York corporation (the "Purchaser") and a wholly owned subsidiary of Bausch & Lomb Incorporated, a New York corporation ("Bausch & Lomb"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Wesley Jessen VisionCare, Inc., a Delaware corporation ("Wesley Jessen"), at a purchase price of $34.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 3, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1. The Offer to Purchase, dated April 3, 2000.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Wilmington Trust Company (the "Depositary") on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

        4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        6. A return envelope addressed to Wilmington Trust Company, as Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, APRIL 28, 2000, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (1) there having been validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis (including the exercise of all outstanding options); (2) the preferred share purchase rights having been redeemed by the Board of Directors of Wesley Jessen, or the Purchaser and Bausch & Lomb being satisfied, in their sole discretion, that the rights are inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the Merger (as defined below);
(3) the Purchaser and Bausch & Lomb being satisfied, in their sole discretion, that the provisions of Section 203 of the Delaware General Corporation Law (the "GCL") are inapplicable to the acquisition of Shares pursuant to the Offer and any subsequent business transaction involving Bausch & Lomb, the Purchaser and Wesley Jessen, including the Merger; (4) the merger agreement and any related agreements between Wesley Jessen and Ocular Sciences, Inc., including the stock option agreement granted by Wesley Jessen, having been terminated prior to the Expiration Date without any fee or other obligation paid or owing other than any fees required to be paid in accordance with the terms of those agreements as filed with the SEC prior to April 3, 2000; and (5) any applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, or under any applicable foreign statutes or regulation having expired or been terminated (or, to the extent required, governmental approvals obtained) prior to the Expiration Date.

    Following the consummation of the Offer, Bausch & Lomb intends to seek to have Wesley Jessen consummate a merger with the Purchaser (the "Merger"). In the Merger, each outstanding Share that is not owned by Bausch & Lomb (other than Shares held in treasury by Wesley Jessen or by stockholders who perfect their appraisal rights under Section 262 of the GCL) would, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate representing such Share, less any required withholding tax.

    In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                    Very truly yours,

                                    WARBURG DILLON READ LLC

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE PURCHASER, BAUSCH & LOMB, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       3